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                                                                     EXHIBIT 5.1


                             McDermott, Will & Emery


                                                                     May 4, 2001

MCK Communications, Inc.
117 Kendrick Street
Newton, MA 02458

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to MCK Communications, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to 186,595 shares of Common Stock, par value $.001 per share (the "Registration Statement"), which shares may be sold by certain selling stockholders (the "Selling Stockholder Shares").

     As counsel for the Company, we have examined the Company's Amended and Restated Certificate of Incorporation, as amended, and the Company's Amended and Restated By-laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the Selling Stockholder Shares are duly authorized, legally issued, fully paid and non assessable by the Company under the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters," and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         McDermott, Will & Emery